Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Fourth Quarter and Full Year 2015 Financial Results

2015 Professional Management Revenue Grows 13% Year Over Year

The Mutual Fund Store Acquisition Closes February 1, 2016

SUNNYVALE, Calif. – February 18, 2016 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its fourth quarter and full year ended December 31, 2015.

Financial results for the fourth quarter of 2015 compared to the fourth quarter of 2014:ii

•	Revenue increased 7% to $78.7 million for the fourth quarter of 2015 from $73.5 million for the fourth quarter of 2014.
•	Professional management revenue increased 9% to $70.7 million for the fourth quarter of 2015 from $64.8 million for the fourth quarter of 2014.
•	Net income was $6.7 million, or $0.13 per diluted share, for the fourth quarter of 2015 compared to $10.1 million, or $0.19 per diluted share, for the fourth quarter of 2014.

•	Non-GAAP Adjusted EBITDAii decreased 4% to $24.9 million for the fourth quarter of 2015 from $25.9 million for the fourth quarter of 2014.
•	Non-GAAP Adjusted Net Incomeii decreased 2% to $12.6 million for the fourth quarter of 2015 from $12.9 million for the fourth quarter of 2014.
•	Non-GAAP Adjusted Earnings Per Shareii remained constant at $0.24 for the fourth quarter of 2015 and for the fourth quarter of 2014.

Financial results for the full year of 2015 compared to the full year of 2014: ii

•	Revenue increased 10% to $310.7 million for 2015 from $281.9 million for 2014.
•	Professional management revenue increased 13% to $277.2 million for 2015 from $245.8 million for 2014.
•	Net income was $31.6 million, or $0.60 per diluted share, for 2015 compared to $37.0 million, or $0.69 per diluted share, for 2014.

•	Non-GAAP Adjusted EBITDAii decreased 3% to $95.6 million for 2015 from $98.6 million for 2014.
•	Non-GAAP Adjusted Net Incomeii increased 1% to $49.4 million for 2015 from $48.9 million for 2014.
•	Non-GAAP Adjusted Earnings Per Shareii increased 1% to $0.93 for 2015 from $0.92 for 2014.

Key operating metrics as of December 31, 2015:iii

•	Assets under contract (“AUC”) were $987 billion.
•	Assets under management (“AUM”) were $113.4 billion.
•	Members in Professional Management were over 932,000.
•	Asset enrollment rates across all employer plans was 11.5%iv.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv

Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2014 and the Form 10-K to be filed for the year ended December 31, 2015.

“During 2015, we achieved solid results and took meaningful steps with the acquisition of The Mutual Fund Store that we believe will strengthen our business and drive sustained future growth,” said Larry Raffone, president and chief executive officer of Financial Engines.  “We are excited about the capabilities and programs we will be adding to enhance our services and see a huge opportunity to help more workplace participants achieve greater financial security.”

Review of Financial Results for the Fourth Quarter of 2015

Revenue increased 7% to $78.7 million for the fourth quarter of 2015 from $73.5 million for the fourth quarter of 2014. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 9% to $70.7 million for the fourth quarter of 2015 from $64.8 million for the fourth quarter of 2014.

Costs and expenses increased 19% to $67.9 million for the fourth quarter of 2015 from $57.0 million for the fourth quarter of 2014. This was due primarily to increases in wages driven by increased headcount and higher compensation, cash incentive compensation expenses, fees paid to plan providers for connectivity to plan and plan participant data, non-cash stock-based compensation expense and professional services expenses related to acquisition activity.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) was 43% for the fourth quarter of 2015 compared to 40% for the fourth quarter of 2014.

Income from operations was $10.9 million for the fourth quarter of 2015 compared to $16.5 million for the fourth quarter of 2014. As a percentage of revenue, income from operations was 14% for the fourth quarter of 2015 compared to 22% for the fourth quarter of 2014.

Net income was $6.7 million, or $0.13 per diluted share, for the fourth quarter of 2015 compared to net income of $10.1 million, or $0.19 per diluted share, for the fourth quarter of 2014.

On a non-GAAP basis, Adjusted Net Incomeii was $12.6 million and Adjusted Earnings Per Shareii were $0.24 for the fourth quarter of 2015 compared to Adjusted Net Income of $12.9 million and Adjusted Earnings Per Share of $0.24 for the fourth quarter of 2014.

As the Company advised in late 2014, there are a few factors which affected Adjusted EBITDA between 2014 and 2015.

•	Variable cash incentive compensation expense increased due to higher cash incentive plan percentage achievement in 2015, resulting in approximately $7 million more expense in 2015.
•

Printed enrollment material expenses increased by approximately $2 million in 2015 because the refreshed campaign designs and content did not qualify for capitalization as direct-response advertising. While cash spending for printed enrollment material was consistent with historical trends, more of these costs were expensed and less was capitalized than previously had been the case.

•	In 2015, the Company had additional expenses related to the investment in people, technology and infrastructure to enable our growth.

“We anticipate acceleration to our growth with the integration of The Mutual Fund Store’s core strengths,” said Ray Sims, chief financial officer of Financial Engines. “Post-closing, we remain debt free and expect to generate significant cash flow that will enable us to continue to invest in the business and drive our growth.”

Assets Under Contract and Assets Under Management

AUC was $987 billion as of December 31, 2015, an increase of 10% from $895 billion as of December 31, 2014, due primarily to new employers making our services available and contributions, offset by market performance. AUC for plans in which the Income+ service has been made available was $325 billion as of December 31, 2015, which increased 43% from $227 billion as of December 31, 2014.

AUM increased by 9% year over year to $113.4 billion as of December 31, 2015, from $104.4 billion as of December 31, 2014. The increase in AUM was driven primarily by contributions and net new enrollment into the Professional Management service, offset by market performance.

	Q1'15	Q2'15	Q3'15	Q4'15
	(In billions)
AUM, beginning of period	$104.4	$109.2	$114.5	$108.0
New Enrollment (1)	4.6	6.5	4.8	4.3
Voluntary Cancellations (2)	(1.9)	(1.6)	(2.4)	(2.4)
Involuntary Cancellations (3)	(1.6)	(1.7)	(1.6)	(1.8)
Contributions (4)	1.7	1.8	1.7	1.9
Market Movement and Other (5)	2.0	0.3	(9.0)	3.4
AUM, end of period	$109.2	$114.5	$108.0	$113.4

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)

The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.

(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-K to be filed for the period ended December 31, 2015.

Aggregate Investment Style Exposure for Portfolios Under Management

As of December 31, 2015, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	2%
Bonds	27%
Domestic Equity	44%
International Equity	27%
Total	100%

Quarterly Dividend

On February 11, 2016, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.07 per share of the Company’s common stock. The cash dividend will be paid on April 5, 2016 to stockholders of record as of the close of business on March 22, 2016.

Subsequent Event

On February 1, 2016, the Company announced the closing of the acquisition of The Mutual Fund Store for approximately 9.9 million shares of newly-issued Financial Engines common stock and approximately $250 million in cash, subject to certain closing and post-closing adjustments.  Following closing, Warburg Pincus became one of Financial Engines’ largest stockholders with a beneficial ownership of approximately 13%. Michael Martin, managing director of Warburg Pincus, joined the Financial Engines’ Board of Directors, effective February 1, 2016.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at February 12, 2016 levels, the Company estimates that its 2016 revenue will be in the range of $383 million and $390 million and 2016 non-GAAP adjusted EBITDA will be in the range of $109 million to $114 million.

With the acquisition of The Mutual Fund Store, the Company is currently estimating non-recurring integration related expenses in 2016 to be approximately $15-$20 million, excluding non-cash stock-based compensation expense, with a substantial amount of those costs incurred in Q1 related to the closing.

Integration costs were, in Q4, and will be in 2016, treated as an adjustment to GAAP in arriving at Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings Per Share and shown in the table which reconciles GAAP to Non-GAAP operating results.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2015 financial results as well as its 2016 outlook on Thursday, February 18, 2016 at 5:00 p.m. ET.  The live webcast and presentation can be accessed from the Company's investor relations website at www.financialengines.com. The conference call can also be accessed live over the phone by dialing (888) 348-6435, or (412) 902-4238 for international callers. A replay will be available beginning approximately one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 10079395. The conference call replay will be available until February 25, 2016.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances and expenses related to the closing and integration of acquisitions, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, non-cash stock-based compensation and expenses related to the closing and integration of acquisitions. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is America’s largest independent investment advisor1. We help people make the most of their money by providing full-service financial planning, including professional investment management and advice. Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist William F. Sharpe. We serve as a comprehensive financial advisor for our workplace customers, and offer help to more than nine million people across 670 companies (including 143 of the Fortune 500). Our unique approach, combined with powerful online services, dedicated advisors and personal attention, promotes greater financial wellness and helps more Americans to meet their financial goals.

For more information, visit www.financialengines.com.

All advisory services provided by our investment advisory subsidiaries, including Financial Engines Advisors L.L.C. and a nationwide system of registered investment advisors known as The Mutual Fund Store. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our belief that steps taken in 2015 will strengthen our business and drive sustained future growth; adding capabilities and programs to enhance our services; the opportunity we see to help more workplace participants achieve greater financial security; the anticipated impact and benefits of the acquisition of The Mutual Fund Store, including our expectations regarding further acceleration to our growth with the integration of The Mutual Fund Store’s core strengths, and generating significant cash flow that will enable us to continue to invest in the business and drive growth; Financial Engines’ expected financial performance and outlook, including factors which may impact our outlook; our estimate regarding non-recurring integration related expenses in 2016, including with respect to the amount, timing and treatment thereof,  in connection with the closing of our acquisition of The Mutual Fund Store; benefits of our services; and growth strategy, including our focus on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals in retirement and expanding the number of plan sponsors; and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks related to the acquisition of The Mutual Fund Store, including our ability to  fully realize the anticipated benefits of the transaction and to successfully integrate The Mutual Fund Store’s business with Financial Engines in a timely manner or at all, unanticipated costs or complexities related to the acquisition and integration of The Mutual Fund Store, and the potential impact of  the transaction, or reaction thereto, on our business, operating results and financial condition, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations.  More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2014, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time, including the Company’s 10-K to be filed for the year ended December 31, 2015. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or February 18, 2016 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

###

Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,
	2014	2015
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$126,564	$305,216
Short-term investments	179,885	39,936
Accounts receivable, net of allowances of $172 and $225 as of December 31, 2014 and 2015, respectively	66,001	71,287
Prepaid expenses	3,763	4,486
Deferred tax assets	7,932	—
Other current assets	5,445	3,061
Total current assets	389,590	423,986
Property and equipment, net	20,723	20,385
Internal use software, net	6,421	7,085
Long-term deferred tax assets	6,844	21,780
Direct response advertising, net	8,202	7,186
Other assets	3,265	2,158
Total assets	$435,045	$482,580

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,678	$26,933
Accrued compensation	10,103	17,101
Deferred revenue	5,840	6,400
Dividend payable	3,113	3,615
Other current liabilities	1,161	1,169
Total current liabilities	41,895	55,218
Long-term deferred revenue	427	258
Long-term deferred rent	8,689	9,485
Long-term tax liabilities	3,672	2,206
Other liabilities	151	266
Total liabilities	54,834	67,433

Stockholders’ equity:
Preferred stock, $0.0001 par value — 10,000 authorized as of December 31, 2014 and 2015; None issued or outstanding as of December 31, 2014 and 2015	—	—
Common stock, $0.0001 par value — 500,000 authorized as of December 31, 2014 and 2015; 52,224 and 52,972 shares issued and 51,944 and 51,695 shares outstanding at December 31, 2014 and 2015, respectively	5	5
Additional paid-in capital	404,908	461,139
Treasury stock, at cost (280 shares and 1,277 shares as of December 31, 2014 and 2015, respectively)	(9,182)	(47,637)
(Accumulated deficit) Retained Earnings	(15,520)	1,640
Total stockholders’ equity	380,211	415,147
Total liabilities and stockholders’ equity	$435,045	$482,580

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2015	2014	2015
	(In thousands, except per share data)
Revenue:
Professional management	$64,782	$70,661	$245,812	$277,162
Platform	8,243	7,640	33,071	30,766
Other	478	423	3,037	2,794
Total revenue	73,503	78,724	281,920	310,722
Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	29,381	33,479	112,817	131,011
Research and development	7,438	9,044	29,830	35,581
Sales and marketing	13,484	15,014	50,091	61,262
General and administrative	5,458	9,093	22,453	28,813
Amortization of internal use software	1,265	1,220	5,974	4,900
Total costs and expenses	57,026	67,850	221,165	261,567
Income from operations	16,477	10,874	60,755	49,155
Interest income, net	48	93	169	356
Other income (expense)	4	(13)	3	(30)
Income before income taxes	16,529	10,954	60,927	49,481
Income tax expense	6,455	4,215	23,975	17,864
Net and comprehensive income	$10,074	$6,739	$36,952	$31,617
Dividends declared per share of common stock	$0.06	$0.07	$0.24	$0.28
Net income per share attributable to holders of common stock
Basic	$0.19	$0.13	$0.72	$0.61
Diluted	$0.19	$0.13	$0.69	$0.60
Shares used to compute net income per share attributable to holders of common stock
Basic	51,958	51,575	51,601	51,732
Diluted	53,375	52,745	53,309	53,039

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	2013	2014	2015
	(In thousands)
Cash flows from operating activities:
Net income	$29,955	$36,952	$31,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,024	4,930	6,092
Amortization of internal use software	6,007	5,614	4,566
Stock-based compensation	16,518	19,765	26,028
Amortization of deferred sales commissions	1,869	1,525	1,717
Amortization and impairment of direct response advertising	5,994	6,010	5,359
Amortization of premium (discount) on short-term investments	29	(69)	(359)
Provision for doubtful accounts	448	617	938
Deferred tax assets	13,502	10,869	(9,196)
Loss (gain) on fixed asset disposal	—	(17)	14
Gain on sale of short-term investments	—	—	(9)
Excess tax benefit associated with stock-based compensation	(1,145)	(12,659)	(25,058)
Changes in operating assets and liabilities:
Accounts receivable	(19,626)	(2,813)	(6,225)
Prepaid expenses	(177)	(492)	(723)
Direct response advertising	(5,454)	(4,450)	(4,338)
Other assets	(1,321)	(3,533)	1,773
Accounts payable	6,510	13,653	30,856
Accrued compensation	1,859	(4,034)	6,998
Deferred revenue	(414)	(2,315)	391
Deferred rent	680	2,202	814
Net cash provided by operating activities	59,258	71,755	71,255
Cash flows from investing activities:
Purchase of property and equipment	(5,470)	(10,157)	(6,094)
Sale of property and equipment	—	17	-
Capitalization of internal use software	(4,323)	(3,571)	(5,049)
Purchases of short-term investments	(140,056)	(179,789)	(159,555)
Maturities of short-term investments	20,000	120,000	180,000
Sale of short-term investments	—	—	119,872
Restricted cash	759	—	—
Net cash (used in) provided by investing activities	(129,090)	(73,500)	129,174
Cash flows from financing activities:
Payments on capital lease obligations	(66)	(105)	(112)
Net share settlements for stock-based awards minimum tax withholdings	(3,473)	(2,002)	(3,514)
Excess tax benefit associated with stock-based compensation	1,145	12,659	25,058
Cash dividend payments	(7,422)	(11,825)	(13,955)
Repurchase of common stock	—	(9,182)	(38,455)
Proceeds from issuance of common stock	24,420	12,761	9,201
Net cash provided by (used in) financing activities	14,604	2,306	(21,777)
Net (decrease) increase in cash and cash equivalents	(55,228)	561	178,652
Cash and cash equivalents, beginning of year	181,231	126,003	126,564
Cash and cash equivalents, end of year	$126,003	$126,564	$305,216
Supplemental cash flows information:
Income taxes paid, net of refunds	$506	$91	$1,584
Interest paid	$9	$12	$13
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$34	$169	$216
Unpaid purchases of property and equipment	$1,063	$1,118	$574
Capitalized stock-based compensation for internal use software	$271	$294	$515
Capitalized stock-based compensation for direct response advertising	$76	$119	$97
Dividends declared but not yet paid	$2,540	$3,113	$3,615

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Adjusted EBITDA	2014	2015	2014	2015
	(In thousands, unaudited)
Net income	$10,074	$6,739	$36,952	$31,617
Interest income, net	(48)	(93)	(169)	(356)
Income tax expense	6,455	4,215	23,975	17,864
Depreciation	1,437	1,608	4,930	6,092
Amortization of internal use software	1,181	1,133	5,613	4,566
Amortization and impairment of direct response advertising	1,379	1,227	6,010	5,359
Amortization of deferred sales commissions	353	500	1,526	1,717
Stock-based compensation	5,020	6,832	19,765	26,028
Acquisition-related expenses(1)	-	2,700	-	2,700
Non-GAAP Adjusted EBITDA	$25,851	$24,861	$98,602	$95,587

(1)	We expect to incur acquisition-related expenses related to The Mutual Fund Store throughout 2016.

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Adjusted Net Income and Adjusted EPS	2014	2015	2014	2015
	(In thousands, except per share data, unaudited)
Net income	$10,074	$6,739	$36,952	$31,617
Stock-based compensation, net of tax (1)	3,102	4,222	12,214	16,085
Income tax benefit from release of valuation allowance	(243)	(11)	(243)	(11)
Acquisition-related expenses, net of tax (1)	-	1,669	-	1,669
Non-GAAP Adjusted Net Income	$12,933	$12,619	$48,923	$49,360

Non-GAAP Adjusted Earnings Per Share	$0.24	$0.24	$0.92	$0.93

Shares of common stock outstanding	51,958	51,575	51,601	51,732
Dilutive stock options, RSUs and PSUs	1,417	1,170	1,708	1,307
Non-GAAP adjusted common shares outstanding	53,375	52,745	53,309	53,039

(1)	An estimated statutory tax rate of 38.2% has been applied to eliminate the tax-effect for all periods presented.